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Limoneira Company Announces Second Quarter and Six Months Fiscal Year 2012 Financial Results

– Second Quarter Revenue Increased 29% Compared to Second Quarter of Last Year –

– Lemons Sales Increased 41% Compared to Second Quarter of Last Year –

– Executed on Agribusiness Growth Strategy with Agreements to Acquire 125 Acres of Agricultural Property in California –

– Expects Continued Growth in Fiscal Year 2012 Agribusiness Revenue Resulting from Increase in Fresh Lemon Sales and Avocado Production –

Santa Paula, CA., June 11, 2012 – Limoneira Company (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights in California, today reported financial results for the second quarter and six months ended April 30, 2012.

Fiscal Year 2012 Second Quarter Results

For the second quarter of fiscal year 2012, revenue was $16.1 million, compared to revenue of $12.5 million in the second quarter of the previous fiscal year. Agribusiness revenue increased 31% to $15.0 million, compared to $11.5 million in the second quarter last year. Rental operations revenue was $1.0 million in the second quarter of fiscal years 2012 and 2011. Real estate development revenue was $44,000, compared to $51,000 in the second quarter last year.

Second quarter 2012 agribusiness revenue is primarily comprised of $12.4 million in lemon sales, compared to $8.8 million of lemon sales during the same period of fiscal year 2011, reflecting a larger number of cartons of fresh lemons sold as well as a higher average price per carton. The Company also experienced higher sales of lemon by-products compared to the same period last year. Avocado revenue in the second quarter of fiscal year 2012 was $601,000 compared to $369,000 in the second quarter last year. The Company expects that avocado sales will continue to improve on a year-over-year basis in the coming quarters of fiscal year 2012. The Company generated $2.0 million of orange, specialty citrus and other crop revenues in the second quarter of fiscal year 2012 compared to $2.3 million in the same period of fiscal year 2011 due primarily to lower sales volume and prices of specialty citrus crops.

Costs and expenses for the second quarter of fiscal year 2012 were $15.0 million, compared to $14.1 million in the second quarter of last fiscal year. The year-over-year increase in operating expenses reflects increased agribusiness costs associated with the higher sales for this segment and higher selling, general and administrative expenses, partially offset by a decrease in impairments of real estate development assets. The Company incurred a non-cash charge of $1.2 million attributable to impairments of real estate development assets in the second quarter of fiscal year 2011.

Operating income for the fiscal year 2012 second quarter was $1.1 million, compared to operating loss of $1.5 million in the second quarter of the previous fiscal year.

Adjusted EBITDA (defined as net income excluding interest, income taxes, depreciation and amortization, and non-cash impairment charges on real estate development) in the second quarter of fiscal years 2012 and 2011 was $1.5 million. A reconciliation of Adjusted EBITDA to the GAAP measure net income is provided at the end of this release.

As a result of a larger amount of capitalized interest and lower average debt levels during the second quarter of fiscal year 2012, interest expense was $71,000 compared to $268,000 in the same period of fiscal year 2011. Additionally, non-cash fair value adjustments on the Company’s interest rate swap resulted in income of $196,000 in the second quarter of fiscal year 2012 compared to income of $38,000 in the same period of the prior year.

Net income applicable to common stock, after preferred dividends, for the second quarter of fiscal year 2012 was $672,000, or $0.06 per share. This compares to net loss applicable to common stock, after preferred dividends, in the second quarter of fiscal year 2011 of $329,000, or ($0.03) per share.

Fiscal Year 2012 First Six Months Results

For the six months ended April 30, 2012, revenue was $26.3 million, compared to $18.4 million in the same period last year. Operating loss for the first six months of fiscal year 2012 was $3.6 million, compared to an operating loss of $7.1 million in the same period last year. Net loss applicable to common stock, after preferred dividends, for the first six months of fiscal year 2012 was $2.2 million, or ($0.20) per share, compared to a loss of $3.7 million, or ($0.33) per share, in the same period last year.

Management Comments

Harold Edwards, President and Chief Executive Officer, stated, “We are pleased with our second quarter financial results, as we achieved strong top line growth of 29% and significantly improved our profitability on a year-over-year basis. Our agribusiness revenue increased 31% in the second quarter, driven by strong lemon sales due to more cartons sold and higher prices. Our avocado sales also increased, and we expect to generate significant revenue contribution from our avocado sales in the third quarter when avocados experience peak seasonality.”

Mr. Edwards continued, “In the second quarter, we achieved strong revenue and earnings growth and entered into key agreements and acquisitions that will benefit our business in coming quarters. We recently announced two separate agreements to acquire an aggregate of 125 acres of agricultural property in the San Joaquin Valley of California, which is strategically located near our existing orchards in Porterville, California. Similar to our Sheldon lease agreement in the first fiscal quarter, these acquisitions add to our portfolio of quality citrus acreage. We look forward to continuing to capitalize on selective, strategic acquisitions as the opportunities arise. In addition, we entered into an agreement with Associated Citrus Packers of Yuma, Arizona, to pack and market an estimated 850,000 cartons of lemons to begin in the fourth quarter of this fiscal year. Regarding our real estate development efforts, we continue to evaluate market conditions and are committed to capitalizing on opportunities to monetize our real estate portfolio at the appropriate time.”

Balance Sheet and Liquidity

The Company had working capital of $1.2 million as of April 30, 2012. Cash generated by operating activities in the second quarter of fiscal year 2012 was $2.0 million, compared to $0.9 million in the second quarter of fiscal year 2011. Seasonality in agriculture operations results in corresponding quarterly fluctuations in operating cash flows. As operating cash flows typically improve during the year, the Company plans to apply such cash flows towards debt reduction and investments in strategic objectives.

Real Estate Development

During the second quarter of fiscal year 2012, the Company continued to execute its real estate development strategy by capitalizing development costs of $654,000 compared to $1.5 million in the same period of fiscal year 2011.

Recent Business Highlights

The Company continues to benefit from the success of its direct lemon sales and marketing strategy. In the second quarter of fiscal year 2012, lemon sales were comprised of approximately 75% to U.S. and Canada-based customers and 25% to domestic exporters.

Alex Teague, Senior Vice President stated, “Our direct lemon marketing and sales strategy has now been implemented for over one year, and we are extremely pleased with its success. In the second quarter, we sold approximately 102,000 more fresh lemon cartons than the second quarter of last year, and we are looking forward to continued growth throughout this year.

In January 2012, the Company entered into a series of operating leases for approximately 1,000 acres of lemon, orange, specialty citrus and other crop orchards in Lindsay, California. Each of the leases is for a ten-year term and provides for four five-year renewal options with an aggregate base rent of approximately $500,000 per year. The leases also contain a profit share arrangement with the landowners as additional rent on each of the properties and a provision for the potential purchase of the property by Limoneira in the future.

On March 22, 2012, the Company announced an agreement with Associated Citrus Packers of Yuma, Arizona to pack and market lemons. Associated Citrus Packers has historically packed approximately 850,000 cartons of lemons grown on nearly 2,000 acres. Associated Citrus harvests and packs lemons, Rio Red grapefruit, Mineola tangelos, Navel oranges, Blood oranges and Valencia oranges. The commercial citrus harvesting and packing season in Southwestern Arizona typically begins in late August and is completed during the spring of the following year. This strategic alliance will greatly enhance product and service for customers and growers alike due to greater efficiencies that Limoneira’s and Associated Citrus Packers’ combined efforts will provide.

In April 2012, the Company purchased land for use as a citrus orchard and also entered into a separate agreement to acquire an additional citrus orchard for purchase prices of $430,000 and $800,000, respectively, paid or to be paid in cash. The acquisitions are for 60 and 65 acres of agricultural property, respectively, and both properties are located in close proximity to the Company’s existing orchards in Porterville, California. The acquired citrus orchard was accounted for as an asset purchase with substantially the entire purchase price allocated to land and included in property, plant and equipment on the Company’s consolidated balance sheet at April 30, 2012. The second acquisition was in escrow at April 30, 2012.

About Limoneira Company

Limoneira Company, a 119-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra), is a dedicated sustainability company with approximately 7,850 acres of rich agricultural lands, real estate properties and water rights in California. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; increased costs from becoming a public company and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company’s operations and interest costs associated with its capital structure, management believes that earnings before interest, income taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA, which excludes impairments on real estate development assets, is an important measure to evaluate the Company’s results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. Unaudited EBITDA and Adjusted EBITDA are summarized and reconciled to net income, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows:

	Quarter ended April 30,		Six Months Ended April 30,
	2012	2011	2012	2011
Net income (loss)	$737,000	$(264,000)	$(2,072,000)	$(3,591,000)
Total interest (income) expense, net	(152,000)	203,000	(161,000)	51,000
Income taxes	385,000	(197,000)	(1,195,000)	(1,909,000)
Depreciation and amortization	546,000	532,000	1,066,000	1,100,000
EBITDA	1,516,000	274,000	(2,362,000)	(4,349,000)
Impairments of real estate development assets	-	1,196,000	-	1,196,000
Adjusted EBITDA	$1,516,000	$1,470,000	$(2,362,000)	$(3,153,000)

Limoneira Company

Consolidated Balance Sheets (unaudited)

	April 30, 2012	October 31, 2011
Assets
Current assets:
Cash	$16,000	$21,000
Accounts receivable, net	7,062,000	2,410,000
Notes receivable – related parties	41,000	36,000
Notes receivable	-	350,000
Cultural costs	1,121,000	926,000
Prepaid expenses and other current assets	2,251,000	1,385,000
Income taxes receivable	2,119,000	1,324,000
Total current assets	12,610,000	6,452,000
Property, plant and equipment, net	50,024,000	49,187,000
Real estate development	74,418,000	72,623,000
Equity in investments	8,966,000	8,896,000
Investment in Calavo Growers, Inc.	19,072,000	15,009,000
Notes receivable – related parties	16,000	56,000
Notes receivable	2,412,000	2,123,000
Other assets	5,133,000	4,682,000
Total assets	$172,651,000	$159,028,000

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,408,000	$2,650,000
Growers payable	4,435,000	1,004,000
Accrued liabilities	2,809,000	2,399,000
Current portion of long-term debt	748,000	736,000
Total current liabilities	11,400,000	6,789,000
Long-term liabilities:
Long-term debt, less current portion	89,972,000	82,135,000
Deferred income taxes	11,337,000	10,160,000
Other long-term liabilities	8,754,000	7,892,000
Total long-term liabilities	110,063,000	100,187,000
Commitments and contingencies
Stockholders’ equity:
Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 30,000 shares issued and outstanding at April 30, 2012 and October 31, 2011) (8.75% coupon rate)	3,000,000	3,000,000
Series A Junior Participating Preferred Stock – $.01 par value (50,000 shares authorized: 0 issued or outstanding at April 30, 2012 and October 31, 2011)	-	-
Common Stock – $.01 par value (19,900,000 shares authorized: 11,196,745 and 11,205,241 shares issued and outstanding at April 30, 2012 and October 31, 2011, respectively)	112,000	112,000
Additional paid-in capital	35,121,000	34,863,000
Retained earnings	12,078,000	14,980,000
Accumulated other comprehensive income (loss)	877,000	(903,000)
Total stockholders’ equity	51,188,000	52,052,000
Total liabilities and stockholders’ equity	$172,651,000	$159,028,000

Limoneira Company

Consolidated Statements of Operations (unaudited)

	Three months ended April 30,		Six months ended April 30,

	2012	2011	2012	2011
Revenues:
Agribusiness	$15,046,000	$11,463,000	$24,248,000	$16,338,000
Rental operations	1,006,000	996,000	1,997,000	1,966,000
Real estate development	44,000	51,000	88,000	107,000
Total revenues	16,096,000	12,510,000	26,333,000	18,411,000
Costs and expenses:
Agribusiness	11,680,000	9,740,000	23,070,000	17,378,000
Rental operations	530,000	532,000	1,098,000	1,092,000
Real estate development	241,000	367,000	489,000	657,000
Impairments of real estate development assets	-	1,196,000	-	1,196,000
Selling, general and administrative	2,513,000	2,220,000	5,284,000	5,170,000
Total costs and expenses	14,964,000	14,055,000	29,941,000	25,493,000
Operating income (loss)	1,132,000	(1,545,000)	(3,608,000)	(7,082,000)
Other income (expense):
Interest expense	(71,000)	(268,000)	(246,000)	(622,000)
Interest income from derivative instruments	196,000	38,000	355,000	515,000
Gain on sale of Rancho Refugio/Caldwell Ranch	-	1,351,000	-	1,351,000
Interest income	27,000	27,000	52,000	56,000
Other (expense) income, net	(137,000)	(34,000)	208,000	303,000
Total other income	15,000	1,114,000	369,000	1,603,000

Income before income tax (provision) benefit and equity in losses of investments	1,147,000	(431,000)	(3,239,000)	(5,479,000)
Income tax (provision) benefit	(385,000)	197,000	1,195,000	1,909,000
Equity in losses of investments	(25,000)	(30,000)	(28,000)	(21,000)
Net income (loss)	737,000	(264,000)	(2,072,000)	(3,591,000)
Preferred dividends	(65,000)	(65,000)	(131,000)	(131,000)
Net income (loss) applicable to common stock	$672,000	$(329,000)	$(2,203,000)	$(3,722,000)

Basic net income (loss) per common share	$0.06	$(0.03)	$(0.20)	$(0.33)

Diluted net income (loss) per common share	$0.06	$(0.03)	$(0.20)	$(0.33)

Dividends per common share	$0.03	$0.03	$0.06	$0.06

Weighted-average common shares outstanding-basic	11,201,000	11,217,000	11,203,000	11,205,000
Weighted-average common shares outstanding-diluted	11,201,000	11,217,000	11,203,000	11,205,000